Exhibit 23.5

CONSENT OF

BEAR, STEARNS & CO. INC.

      We hereby consent to (i) the incorporation by reference in the Consent Solicitation Statement of General Motors Corporation/ Information Statement of EchoStar Communications Corporation/ Prospectus which forms part of the Registration Statement on Form S-4 filed by HEC Holdings, Inc. relating to a series of transactions involving the separation of Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation, from General Motors Corporation and the subsequent merger of Echostar Communications Corporation with and into HEC Holdings, Inc. (the “HEC Holdings Registration Statement”), of our opinion letter dated October 28, 2001 directed to the board of directors of the General Motors Corporation and included in Appendix C on pages C-6 through C-10 thereto, and (ii) the reference to such opinion letter in the HEC Holdings Registration Statement under the captions “Summary— Recommendation of the GM Board of Directors”, “The Transactions— GM Background and Considerations— Recommendations of the GM Capital Stock Committee, the GM Board of Directors and the Hughes Board of Directors; Fairness of the GM/ Hughes Separation Transactions and the Hughes/ Echostar Merger” and “The Transactions— GM Background and Considerations— Fairness Opinions of GM’s Financial Advisors— Bear Stearns Fairness Opinion”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Mark Van Lith

Bear, Stearns & Co. Inc.

New York, New York

March 18, 2002